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                                                                   EXHIBIT 5

                   [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]

                                           June 20, 1997




Woodroast Systems, Inc.
10250 Valley View Road, Suite 145
Eden Prairie, Minnesota  55304-3542

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted on behalf of Woodroast Systems, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to the increase of 500,000 shares of Common Stock, $.005 par value (the "Shares"), to be issued by the Company pursuant to the terms of the Company's 1994 Stock Plan (the "Plan") bringing the total number of shares authorized under the Plan to 750,000. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               Maslon Edelman Borman & Brand, LLP


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